UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR

SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	000-25905-01

GUARANTY CAPITAL TRUST I AND GUARANTY FINANCIAL CORPORATION

 (Exact name of registrant as specified in its charter)

1658 STATE FARM BLVD. CHARLOTTESVILLE, VIRGINIA 22911, (434) 970-1100

 (Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

$1.75 CONVERTIBLE PREFERRED SECURITIES (AND THE GUARANTEE WITH RESPECT THERETO)

(Title of each class of securities covered by this Form)

COMMON STOCK, $1.25 PAR VALUE, OF GUARANTY FINANCIAL CORPORATION

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)

[     ]

Rule 12h-3(b)(1)(i)

[ X ]

Rule 12g-4(a)(1)(ii)

[     ]

Rule 12h-3(b)(1)(ii)

[     ]

Rule 12g-4(a)(2)(i)

[     ]

Rule 12h-3(b)(2)(i)

[     ]

Rule 12g-4(a)(2)(ii)

[     ]

Rule 12h-3(b)(2)(ii)

[     ]

Rule 15d-6

[     ]

Approximate number of holders of record as of the certification or notice date:  None

Pursuant to the requirements of the SecuritiesExchange Act of 1934, Guaranty Capital Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

GUARANTY CAPITAL TRUST I

Date:  August 14, 2003

By:   /s/ Tara  Y. Harrison

Tara Y. Harrison

Administrative Trustee

GUARANTY FINANCIAL CORPORATION

Date:  August 14, 2003

By:   /s/ Tara  Y. Harrison

Tara Y. Harrison

Vice President and Chief Financial Officer